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                                                                    EXHIBIT 10.6

October 23, 2002

Albert Irato
400 North Flagler Drive
Apt. 1602
West Palm Beach, FL  33401-4303

Dear Al:

This confirms the terms under which your employment by Hypercom Corporation will continue after the expiration of your current Employment Agreement on December 31, 2002.

1. Position: Strategic Advisor to the Chairman and the CEO. In this position you will advise the Chairman and CEO regarding strategic and industry matters as and when requested by him.

2. Compensation and Benefits: You will be paid a salary of $500 per month in accordance with Hypercom's standard payroll practices and subject to legally required payroll deductions. Your health insurance benefits will continue with the standard health insurance package currently available to HYC executives and spouses.

3. Business Expenses: You will be reimbursed in accordance with Hypercom's standard policies and practices for ordinary and necessary business expenses incurred by you in the course of your duties, including the costs of telephone service to your residence as currently borne by Hypercom.

4. Confidentiality and Related Matters: You will continue to preserve Hypercom's confidential information, trade secrets and other items of a proprietary nature in accordance with your Hypercom Employee
     Confidentiality and Non-Disclosure Agreement dated October 23, 2002, and will not advise or consult with any competitor of Hypercom.

5. Term. This agreement will expire on December 31, 2003 unless extended by mutual agreement.

Please indicate your acceptance of this agreement in the space provided below.

Very truly yours,

Hypercom Corporation


By: /s/ C. S. Alexander
   -----------------------------------
C. S. Alexander, President and CEO

Accepted and Agreed to this 23rd day of October, 2002.


By: /s/ Albert Irato
   ------------------------------------
Albert Irato